Exhibit 99.1

NEWS

Investor Relations Contact: Sam Ramraj, (626) 302-2540
Media Contact: David Eisenhauer, (626) 302-2255

SCE, Local Public Entities Settle
2017, 2018 Wildfire and Debris Flow Claims

ROSEMEAD, Calif., Nov. 13, 2019 — Southern California Edison has reached agreements in principle to settle the claims asserted by 23 public entities (cities, counties and special districts) impacted by the 2017 Thomas and Koenigstein fires, the 2018 Montecito debris flows and the 2018 Woolsey Fire.

Under the settlements, payments totaling $360 million will be made to the 23 public entities for damages alleged to have been caused by the fires and debris flows, with $150 million allocated to the 2017 fire and 2018 debris flow events and the remaining $210 million allocated to the 2018 Woolsey Fire. The agreements are a compromise reached by SCE and the public entities to resolve the public entities’ claims, and no admission of wrongdoing or liability was made in reaching these agreements.

These settlements apply to damages claimed by the public entities only and do not affect the claims of individuals or businesses impacted by the fires and debris flows or impact the existing cross-claims that SCE and its parent maintain against four of the public entities in connection with the debris flows. SCE will continue to work with stakeholders to resolve the issues related to the 2017 and 2018 events.

“We are pleased to reach agreements to resolve the claims brought by local government entities related to the 2017 and 2018 events,” said Pedro J. Pizarro, president and CEO of Edison International, the parent company of SCE. “We look forward to engaging with other parties who have a similar interest in good faith settlement efforts. We also will continue to make substantial investments in our system and enhance our operational practices to reduce the risk of wildfires in our service area and safely provide power to homes and businesses.”

The parties engaged JAMS Mediator Judge Jay Gandhi (ret.) to preside over the negotiations, which resulted in the settlements in principle.

SCE’s Efforts at Managing the Wildfire Threat in California

Edison’s thoughts remain with the communities across the state that have suffered losses due to wildfire. The safety of the public, customers, communities and employees is the company’s first and highest priority.

SCE has taken substantial steps to reduce the risk of fires caused by its electrical equipment in the changing, high fire risk areas in its service territory. SCE is investing hundreds of millions of dollars implementing enhanced plans to more safely and reliably provide power to millions of homes and businesses by employing design and construction standards, vegetation management practices and other operational practices to mitigate wildfire risk.

The company has proposed spending $582 million on its Grid Safety and Resiliency Program (GSRP) consisting of additional measures to enhance wildfire safety.

Under the program, SCE is incorporating leading mitigation measures to enhance the significant practices already in place to reduce the risk of wildfires. A key element of the plan includes reducing the risk of sparks that can ignite fires by replacing overhead power lines in high fire risk areas with insulated wire (often referred to as covered conductor). SCE has installed the first 300 miles of insulated wire, with plans to replace nearly 1,000 miles by the end of 2020 and to install about 4,900 additional miles between 2021 and 2023.

SCE has already installed fast-acting fuses at about 10,000 new locations, with plans to upgrade thousands more; deployed 470 of the 850 planned weather stations to help monitor weather conditions in high fire risk areas; and installed more than 130 of the 160 planned high-definition cameras to more quickly detect fire ignitions.

Many Factors Contribute to Rising Wildfire Risk

Multiple factors contribute to wildfires across SCE’s service area and throughout California. These include: the buildup of dry vegetation in areas severely impacted by years of historic drought; the failure of multiple responsible parties to clear the buildup of hazardous fuels; increasing temperatures; lower humidity; and strong Santa Ana winds.

Such factors can trigger wildfires for a variety of reasons and strain or damage utility facilities, no matter how well designed, constructed and maintained. Wildfire risk is increasing while more and more residential and commercial development is occurring in some of the highest-risk areas — with more than a quarter of SCE’s service territory in high fire risk areas identified on the California Public Utilities Commission’s fire risk maps.

Public Entities

The settling public entities include:

Thomas, Koenigstein, Montecito
City of Santa Barbara, Montecito Water District, county of Santa Barbara, Santa Barbara County Fire Protection District, Santa Barbara County Flood Control and Water Conservation District, city of Buenaventura, Carpinteria-Summerland Fire Protection District, Montecito Fire Protection District, county of Ventura, Ventura County Watershed Protection District and the Ventura County Fire Protection District.

Woolsey
City of Malibu, county of Los Angeles, Los Angeles County Flood Control District, Consolidated Fire Protection District of Los Angeles County, county of Ventura, Ventura County Watershed Protection District, Ventura County Fire Protection District, city of Agoura Hills, city of Westlake Village, city of Calabasas, city of Hidden Hills, Conejo Recreation & Park District, Conejo Open Space Conservation Agency, Rancho Simi Recreation & Park District and the city of Thousand Oaks.

Safe Harbor Statement for Investors

Statements contained in this press release about the settlements and SCE’s wildfire mitigation efforts, and other statements that do not directly relate to a historical or current fact, are forward-looking statements. In this press release, the words "believes," "continuing to," "predict," "plan," "may," "will," and variations of such words and similar expressions, or discussions of strategy, plans or actions, are intended to identify forward-looking statements. Such statements reflect our current expectations; however, such statements necessarily involve risks and uncertainties. Actual results could differ materially from current expectations. Other important factors are discussed in Southern California Edison’s Form 10-K, most recent Form 10-Q and other reports filed with the Securities and Exchange Commission, which are available on our website: edisoninvestor.com. Edison International and Southern California Edison Company have no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.
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About Southern California Edison
An Edison International (NYSE:EIX) company, Southern California Edison is one of the nation’s largest electric utilities, serving a population of approximately 15 million via 5 million customer accounts in a 50,000-square-mile service area within Central, Coastal and Southern California.

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